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                                                                    EXHIBIT 3.3

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                       CORPORATE REALTY CONSULTANTS, INC.



                  Corporate Realty Consultants, Inc. (the "Corporation"), a corporation organized under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  1. That the name of the Corporation is Corporate Realty Consultants, Inc.

                  2. The original Certificate of Incorporation of the Corporation was filed under the name CPI Realty Services, Inc. with the Secretary of State of Delaware on October 1, 1975.

                  3. This Restated Certificate of Incorporation was duly authorized by the Corporation's Board of Directors and stockholders, and all specifically affected classes or series of classes of stockholders, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  4. This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  5. This Restated Certificate of Incorporation will be effective at 4:30 p.m. September 24, 1998.

                  6. The text of the Restated Certificate of Incorporation reads as follows:
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                  FIRST: The name of the corporation (which is hereinafter
called the "Corporation") is:

                  SPG Realty Consultants, Inc.

                  SECOND: The purposes for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided, however that the Corporation may not engage in any transaction or activity or take advantage of any business opportunity which could legally be engaged in or taken advantage of by Simon Property Group, Inc., a Delaware corporation ("Simon Group"), without jeopardizing Simon Group's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or under any similar provisions of any subsequently adopted Federal income tax law, unless the Corporation shall by written notice delivered to Simon Group have first given Simon Group, for no consideration payable by Simon Group to the Corporation other than reimbursement to the Corporation for any expenditure or investment made by the Corporation in acquiring or creating such transaction, activity or business opportunity, a first refusal right to engage in such transaction or activity or to take advantage of such business opportunity and Simon Group shall not within 60 days of its receipt of such notice have advised the Corporation that Simon Group desires to exercise such right.

                  THIRD: The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

                  FOURTH: (a) The total number of shares of stock which the Corporation has authority to issue is 7,500,000 shares of Common Stock, par value $.0001 per share ("Common Stock").

                  (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

                  (1) Each share of Common Stock shall have one vote, and the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

                  (2) Subject to the provisions of law, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Corporation's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.



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                  (3) Subject to the provisions of law, in the event of any
         liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which any series of preferred stock hereafter created having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

                  FIFTH: (a) The powers and duties conferred and imposed upon the board of directors by the General Corporation Law of the State of Delaware shall be exercised and performed, in accordance with Section 141 thereof governing the action of directors, by a board (the "Board of Directors"); provided, however that pursuant to Section 141(a) of the General Corporation Law of the State of Delaware: (i) certain of such powers and duties of the Board of Directors set forth herein shall be exercised and performed only by the Independent Directors (as defined in Article EIGHTH hereof) and (ii) certain of such powers and duties of the Board of Directors as described herein may be exercised and performed by one or more committees consisting of one or more members of the Board of Directors and one or more other persons to the extent such powers and duties are delegated thereto by the Board of Directors. The number of directors of the Corporation shall never be less than the minimum number permitted by the General Corporation Law of the State of Delaware now or hereafter in force. The number of directors of the Corporation shall be fixed by the Board of Directors from time to time and shall initially be thirteen.

At least a majority of the directors shall be Independent Directors (as defined in Article EIGHTH).

                  (b) Newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the stockholders or a majority of the entire Board of Directors, and any vacancies on the Board of Directors resulting from death, disability ("disability," which for purposes of this paragraph (b) shall mean illness, physical or mental disability or other incapacity), resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the stockholders or a majority of the directors then in office.

No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

                  (c) Each director of the Corporation shall be a person who is a director of Simon Group.

                  (d) Subject to Section 141(k) of the General Corporation Law of the State of Delaware, directors may be removed from office at any time, with or without cause, by the




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affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

                  (e) Pursuant to Section 141(a) of the General Corporation Law of the State of Delaware, the following are the names of the current directors of the Corporation, each of whom shall serve until the annual meeting of stockholders.

                           Name of Director
                           Robert E. Angelica
                           Birch Bayh
                           Hans C. Mautner
                           G. William Miller
                           J. Albert Smith, Jr.
                           Philip J. Ward
                           Pieter S. van den Berg
                           David Simon
                           Herbert Simon
                           Melvin Simon
                           Richard S. Sokolov
                           Frederick W. Petri
                           M. Denise DeBartolo York


                  (f) Pursuant to Section 141(a) of the General Corporation Law of the State of Delaware, any action by the Corporation relating to (1) transactions between the Corporation and M.S. Management Associates, Inc., Simon MOA Management Company, Inc., DeBartolo Properties Management, Inc. and/or M.S. Management Associates (Indiana), Inc. or (2) transactions involving the Corporation, individually or in its capacity as general partner (whether directly or indirectly through another entity) of SPG Realty Consultants, L.P., in which the Simon Family Group or the DeBartolo Family Group or any member or affiliate of any member of the Simon Family Group or DeBartolo Family Group has an interest (other than through ownership interests in the Corporation or SPG Realty Consultants, L.P.), shall, in addition to such other vote that may be required, require the prior approval of a majority of the Independent Directors.

                  (g) Elections of directors need not be by written ballot.

                  (h) Pursuant to Section 141(a) of the Delaware General Corporation Law, the Board of Directors may appoint an Executive Committee, an Audit Committee, a Nominating Committee and other committees composed of one or more directors or one or more other persons delegated such powers and duties by the Board of Directors. The entire Audit Committee and a majority of the Compensation Committee shall be Independent Directors. The Nominating Committee shall have five members, with two being independent Directors.



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                  SIXTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

                  (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

                  (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

                  (3) The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Corporation; and to determine whether and to what extent and at what times and places and under what conditions and regulations

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         the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

                  (4) (a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or trustee of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH paragraph (a)(4).

                  (c) The indemnification and other rights set forth in this paragraph (a)(4) shall not be exclusive of any provisions with respect thereto in the By-laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

                  (d) Neither the amendment nor repeal of this paragraph (a)(4), subparagraph (a), (b) or (c), nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with paragraph
         (a)(4), subparagraph (a), (b) or (c), shall eliminate or reduce the effect of this paragraph (a)(4), subparagraphs (a), (b) and (c), in respect of any matter occurring before such


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         amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph (a)(5), subparagraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

                  (e) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability


                  (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders;

                  (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

                  (iii) under Section 174 of the General Corporation Law of the State of Delaware; or

                  (iv) for any transaction from which the director derived an improper personal benefit.

                  If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. All references in this paragraph (e) shall also be deemed to refer to the Independent Directors and members of committees of the Board of Directors.

                  (5) For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the By-laws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by the General Corporation Law of the State of Delaware.

                  (b) Pursuant to Section 141(a) of the General Corporation Law of the State of Delaware, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, including any amendments



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changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by reclassification or otherwise, by a majority of the directors (including a majority of the Independent Directors adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the stockholders certified to vote on the proposed change, or directing the proposed change to be considered at the next annual stockholders meeting; provided however, that any amendment to, repeal of or adoption of any provision inconsistent with subparagraphs (a)(4)(e) or (a)(5) or this paragraph (b) of Article SIXTH will be effective only if it is adopted upon the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon.

                  (c) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

                  (d) Pursuant to Section 141(a) of the General Corporation Law of the State of Delaware, the affirmative vote of least six of the Independent Directors is necessary to cause any partnership in which the Corporation acts, directly or indirectly, as a general partner to sell any property owned by such partnership in accordance with the terms of the partnership agreement of such partnership.

                  (e) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Corporation Law of the State of Delaware now or hereafter in force.

                  SEVENTH: Any action required or permitted to be taken by stockholders of the Company at a duly called annual or special meeting of such stockholders of the Company may be effected by written consent without a meeting by such stockholders.

                  EIGHTH: The following terms shall have the following meaning:

                  "Board of Directors" shall mean the Board of Directors of the Corporation as defined in Article FIFTH.

                  "By-laws" shall mean the By-laws of the Corporation.

                  "DeBartolo Family Group" shall mean the Estate of Edward J. DeBartolo, Sr., Edward J. DeBartolo, Jr. and Marie Denise DeBartolo York, other members of the immediate family



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         of any of the foregoing, any other lineal descendants of any of the foregoing, any estates of any of the foregoing, any trusts established for the benefit of any of the foregoing, and any other entity controlled by any of the foregoing.

                  "Independent Director" shall mean a director of the Corporation who is neither an employee of the Corporation nor a member (or an affiliate of a member) of the Simon Family Group or the DeBartolo Family Group.

                  "Simon Family Group" shall mean Melvin Simon, Herbert Simon and David Simon, other members of the immediate family of any of the foregoing, any other lineal descendants of any of the foregoing, any estates of any of the foregoing, any trust established for the benefit of any of the foregoing, and any other entity controlled by any of the foregoing.

                  "Units" shall mean units representing limited partnership interests in SPG Realty Consultants, L.P.

                  NINTH: Whenever the Corporation shall have the obligation to purchase Units and shall have the right to choose to satisfy such obligation by purchasing such Units either with cash or with Common Stock, the determination whether to utilize cash or Common Stock to effect such purchase shall be made by majority vote of the Independent Directors, pursuant to Section 141(a) of the General Corporation Law of the State of Delaware.

                  TENTH: In the event any term, provision, sentence or paragraph of the Charter of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Charter, and the balance of the Charter shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Charter. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of the Charter in any other jurisdiction.


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IN WITNESS WHEREOF, I have made and signed this Certificate this 24th day of
September, 1998 and affirm the statements contained herein as true under penalties of perjury.




                                     /s/ Hans C. Mautner
                                     ------------------------------
                                     Name: Hans C. Mautner
                                     Title: Chief Executive Officer